UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 29, 2025
NAUTICUS ROBOTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40611	87-1699753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17146 Feathercraft Lane, Suite 450, Webster, TX 77598
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (281) 942-9069
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KITT	The Nasdaq Stock Market LLC
Warrants	KITTW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed by the Company in its filings with the SEC, on August 14, 2024, the Company received a staff determination letter (the “Letter”) from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it had not regained compliance with the minimum $35 million market value of listed securities requirement for continued listing on The Nasdaq Capital Market as set forth in Listing Rule 5550(b)(2) (the “MVLS Requirement”) or any of the alternative requirements in Listing Rule 5550(b), and that the additional delinquency may serve as a separate basis for the delisting of the Company’s securities from Nasdaq. The Company timely requested a hearing before a Hearings Panel. On September 18, 2024, the Hearings Panel granted the Company an exception until December 31, 2024 to demonstrate compliance with The Nasdaq Capital Market listing rules. On January 6, 2025, the Hearings Panel further extended the deadline to demonstrate compliance with the listing rules to February 10, 2025.

The Company undertook a number of actions to regain compliance with The Nasdaq Capital Market listing rules.

As previously disclosed by the Company in its filings with the SEC, the Company entered into the Second Amendment and Exchange Agreement (the “Exchange Agreement”), by and among the Company and certain institutional investors, pursuant to which such investors would exchange the remaining portion of the amount outstanding under the 5% original issue discount senior secured convertible debentures (the “Existing Notes”) and certain other amounts outstanding with respect thereto, into shares of Series A preferred convertible stock (the “Series A Preferred Stock”), subject to certain adjustments, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. On December 27, 2024, the Company and one institutional investor closed the exchange transaction, and the Company issued 27,588 shares of Series A Preferred Stock to such investor. On December 31, 2024, the Company issued 2,504 and 5,342 shares of Series A Preferred Stock to two other investors, respectively. These shares of the Preferred Stock are convertible into shares of the Company’s common stock, subject to a beneficial ownership cap of 9.9% of the issued and outstanding common stock of the Company (with the exception to one investor). On January 15, 2025, the stockholders approved the issuance of shares of the Company’s common stock upon the conversion of the Preferred Stock pursuant to Nasdaq rule 5635. The total gross increase in shareholder equity resulting from the exchange was $35,434,000.

As previously disclosed by the Company in its filings with the SEC, on January 3, 2025, the Company reduced the conversion price of the loans under the Senior Secured Term Loan Agreement, dated as of January 30, 2024 to $1.59.

As previously disclosed by the Company in its filings with the SEC, on January 7, 2025, the Company filed a prospectus supplement to the prospectus dated May 6, 2024, announcing that the Company may now offer and sell additional shares of its common stock having an aggregate offering price of up to $6,646,516 from time to time under the At The Market Offering Agreement (the “Sales Agreement”) with H.C. Wainwright & Co. LLC., or Wainwright. On January 14, 2025, the Company filed another prospectus supplement to the prospectus dated May 6, 2024, announcing that the Company may now offer and sell additional shares of its common stock having an aggregate offering price of up to $6,204,307 from time to time under the Sales Agreement and on January 15, 2025, the Company filed another prospectus supplement to the prospectus dated May 6, 2024, announcing that the Company may now offer and sell additional shares of its common stock having an aggregate offering price of up to $7,338,975 from time to time under the Sales Agreement. Since May 2024, the Company has offered common stock in the aggregate amount of $30 million as registered under the prospectus dated May 6, 2024, with the aggregate net proceeds of $28.8 million after expenses.

As a result of the exchange of the Existing Notes for the Series A Preferred Stock, and subsequent sales of common stock of the Company under the Sales Agreement, as of the date of this Current Report, the Company believes it has stockholders’ equity well in excess of the $2.5 million requirement for continued listing pursuant to Listing Rule 5550(b)(1) as the alternative requirement for the MVLS Requirement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2025	Nauticus Robotics, Inc.

	By:	/s/ John Symington
		Name:	John Symington
		Title:	General Counsel